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                                                                    Exhibit 99.1


     HYBRIDON TO SELL $11.8 MILLION OF REGISTERED COMMON STOCK AND WARRANTS

CAMBRIDGE, MASS, April 16, 2004 -- Hybridon, Inc. (AMEX: HBY) today announced it has entered into definitive agreements with institutional and other investors to sell approximately 16.9 million shares of common stock and warrants to purchase approximately 3.0 million shares of common stock for an aggregate purchase price of approximately $11.8 million. The warrants to purchase common stock have an exercise price of $1.14 per share and will be exercisable at any time on or after October 21, 2004, and on or prior to April 20, 2009.

Hybridon expects that the net proceeds of the offering, excluding the proceeds, if any, from the exercise of the warrants issued in the offering, will be approximately $10.8 million after deducting the placement agency fees and all estimated offering expenses that are payable by Hybridon. Hybridon currently intends to use these funds for research and product development activities, including costs associated with conducting clinical trials, preclinical studies and scientific research, and for working capital and other general corporate purposes.

Thomas Weisel Partners LLC, Rodman & Renshaw and Merriman Curhan Ford & Co. are acting as placement agents in connection with the offering. Copies of the final prospectus may be obtained from Hybridon, Inc., 345 Vassar Street, Cambridge, Massachusetts 02139, Attn: Chief Financial Officer.

Hybridon has filed a shelf registration statement relating to these securities, which the Securities and Exchange Commission has declared effective.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the company and these securities cannot be sold in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About Hybridon

Hybridon, Inc. is a leader in the discovery and development of novel therapeutics based on synthetic DNA. The company is developing therapeutics independently and with partners based on two proprietary technology platforms:
i) synthetic immunomodulatory oligonucleotide (IMO(TM)) compounds that act to modulate responses of the immune system, and ii) antisense technology that uses synthetic DNA to block the production of disease-causing proteins at the cellular level. Hybridon is conducting clinical trials of its two lead compounds, IMOxine(TM) (HYB2055), a 2nd generation IMO for the treatment of cancer, and GEM(R)231, a 2nd generation antisense compound designed to inhibit protein kinase A and treat cancer.